Exhibit 5.1

April 29, 2022

Southern States Bancshares, Inc.
615 Quintard Avenue
Anniston, Alabama 36201

RE:    3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 issued by Southern States Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel for Southern States Bancshares, Inc., an Alabama corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on or about the date hereof (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”), relating to the offering (the “Exchange Offer”) by the Company of up to $48,000,000 aggregate principal amount of the Company’s 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding unregistered 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Old Notes”). The New Notes will be issued pursuant to an Indenture, dated as of February 7, 2022 (the “Indenture), between the Company and UMB Bank, N.A., as trustee (the “Trustee”).

In connection with the opinions expressed herein, we have examined, among other things, (i) the certificate of incorporation of the Company, as amended, and the amended and restated bylaws of the Company, (ii) the records of corporate proceedings of the Board of Directors of the Company (the “Board”) that have occurred prior to the date hereof with respect to the Exchange Offer, (iii) the Registration Statement, (iv) the Indenture, (v) the Old Notes, in global and definitive forms, (vi) the form of New Notes in global and definitive form, and (vii) such other instruments, documents, and records as we have deemed necessary, relevant, or appropriate for the purposes hereof. We have also reviewed such questions of law as we have deemed necessary or appropriate.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Old Notes in the manner described in the Registration Statement, such New Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay, or prohibit the making of payments outside the United States; and (f) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct, or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the
SSBK Exhibit 5.1 Opinion – Form S-4 (Exchange Offer)

unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default, or providing for liquidated damages or for premiums or penalties upon acceleration, or (6) limit the waiver of rights under usury laws.

The foregoing opinion is limited in all respects to the corporate laws of the State of Alabama, the laws of the State of New York, and the applicable federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ Jones Walker LLP

Jones Walker LLP